Exhibit 10.1

PASSAGE BIO, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective as of April 4, 2024)

Each member of the Board of Directors (the “Board”) of Passage Bio, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service. The Board and its Compensation Committee shall adhere to the Policy in approving and awarding Non-Employee Director compensation. The Company’s compensation consultant shall be provided a copy of the Policy.

Cash Compensation

Each Non-Employee Director will receive cash compensation as described below for service on the Board, with the amount of such compensation to be determined on an annual basis by the Board subject to the limits and requirements set forth in Restrictions & Requirements below.

General Board Service Annual Cash Fee. Each Non-Employee Director will be paid an annual cash fee as determined by the Board.

Chairman / Committee Membership Annual Cash Fee. In addition to the General Board Service Annual Cash Fee, each Non-Employee Director who serves as chair of the Board or chair or member of a committee of the Board will be paid additional annual cash fees for such service as determined by the Board.

The annual cash compensation amounts will be paid quarterly in arrears, pro-rated for any partial quarters served. All annual cash fees are vested upon payment. There are no per-meeting attendance fees for attending Board meetings.

Equity Compensation

Each Non-Employee Director will be eligible to receive either stock options to purchase shares of the Company’s common stock ( “Options”) or restricted stock units to acquire shares of the Company’s common stock (“RSUs” and together with Options, “Awards”) under the Company’s 2020 Equity Incentive Plan (the “Plan”) or any successor equity incentive plan as described below for service on the Board, with the amounts and terms of such equity compensation to be determined by the Board on an annual basis subject to the limits and requirements set forth in Restrictions & Requirements below.

1.	Equity Grants:

a.	Initial Award for New Directors. Each individual who is elected or appointed for the first time to be a Non-Employee Director (each, a “New Director”) will, upon the date that the individual commences service as a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter) (the “Initial Award Grant Date”), be granted an Award to purchase or acquire a number of shares to be determined based on a Value (as defined below)

designated by the Board (the “Initial Award”). The Initial Award shall vest pursuant to a vesting schedule established by Board, subject to the Non-Employee Director’s continued service through each applicable vesting date. If a Non-Employee Director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred.

b.	Annual Award. On the date of each annual stockholders’ meeting (the “Annual Meeting” and such date, the “Annual Award Grant Date”), each individual who is a Non-Employee Director prior to, and will continue to serve as a Non-Employee Director following, such Annual Meeting (each, a “Continuing Director”) will be granted an Award to purchase or acquire a number of shares to be determined based on a Value designated by the Board (the “Annual Award”). The Annual Award shall vest pursuant to a vesting schedule established by Board, subject to the Non-Employee Director’s continued service through each applicable vesting date. If a Non-Employee Director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred.

c.	Value. For purposes of this Policy, “Value” (for the purposes of determining the number shares that will be subject to an Award) means the grant date fair value of the Award determined in accordance with ASC 718.

d.	Exercise Price. Any Option granted pursuant to this Policy shall have an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, which shall be the closing price on the date of grant.

2.	Remaining Terms. The remaining terms and conditions of each Option or RSU award will be as set forth in the Plan and Company’s standard Option Award Agreement or RSU Award Agreement, in the forms adopted from time to time by the Board or Compensation Committee.

Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Restrictions & Requirements

The Company agrees to determine Non-Employee Director compensation as set forth above and to be bound by the terms of the Sections below titled “Limitations” and “Peer Group” (together, the “Restrictions & Requirements”) through December 31, 2027. After December 31, 2027, the Company will no longer be subject to the Restrictions & Requirements and may amend, modify or terminate the Restrictions & Requirements of this Policy at any time after December 31, 2027 in its sole discretion. In the event the Company undergoes a change of control, the Restrictions & Requirements shall not be applicable to any successor of the Company.

1.	Limitations. The provisions in this “Limitations” Section shall supersede any other provision of this Policy to the contrary and shall remain in effect through December 31, 2027. These provisions are in addition to, and not in limitation of, Section 12.1 of the Plan.
a.	Continuing Directors. The average annual compensation of all Continuing Directors for any calendar year (the “Total Average Annual Non-Employee Director Compensation”) shall not exceed the 62.5th percentile of total combined annual cash and equity Non-Employee Director compensation of the Company’s Peer Group (such limit to be determined on an annual basis, at the time the Board approves annual Non-Employee Director compensation). The average annual compensation calculation shall be made by dividing the total compensation payable to all Continuing Directors during a calendar year by the number of Continuing Directors who receive compensation in such year.
b.	New Directors. Each New Director’s total annual cash compensation percentile shall not exceed the 62.5th percentile of the Company’s Peer Group (as determined at the time the Board approves annual Non-Employee Director compensation). Each New Director’s Initial Award shall have a Value that is no greater than 2.0x the Value of Annual Award awarded (or to be awarded) to Continuing Directors in that year (based on the most recent Board approved annual Non-Employee Director compensation amounts). For the avoidance of doubt, the Initial Award shall be excluded from the calculation of the Total Average Annual Non-Employee Director Compensation.
c.	Market Capitalization Limit. While the Company’s market capitalization is below $100 million measured as of the last day of the fiscal quarter immediately preceding the date on which the Board approves annual Non-Employee Director compensation (the “Market Capitalization Measurement Date”), the Total Average Annual Non-Employee Director Compensation shall not exceed $125,000. This limit shall not apply to New Directors.
d.	Compensation for other Service. For the avoidance of doubt, any cash or equity compensation awarded to a Non-Employee Director for service as an officer, employee or consultant of the Company shall be excluded from the calculation of the Total Average Annual Non-Employee Director Compensation.
e.	Initial Award & Annual Award by Value. The Initial Awards and Annual Awards shall only be calculated and granted in terms of a designated Value (and not a fixed number of shares).
2.	Peer Group. The provisions in this “Peer Group” Section shall supersede any other provisions to this Policy to the contrary, which provisions shall remain in effect through December 31, 2027.

a.	The Compensation Committee will annually retain a compensation consultant (the “Consultant”) to conduct an analysis of non-employee director compensation provided by constituent companies of the Company’s Peer Group and to annually review the Company’s peer group (“Peer Group”). The Consultant shall provide the Compensation Committee with a written report of its analysis and make recommendations concerning adjustments to the Peer Group and the levels of compensation paid to the Company’s Non-Employee Directors. A summary of the Compensation Committee’s review of the Consultant’s analysis and recommendations shall be reflected in the Compensation Committee’s minutes.
b.	Constituent companies of the Peer Group shall be determined on an annual basis and shall be limited to companies with market capitalizations 0.4-2.25x that of the Company’s market capitalization, each as determined on the Market Capitalization Measurement Date, except that if the Company’s market cap is below $250 million on the Market Capitalization Measurement Date, the constituent companies of the Peer Group may have market capitalizations 0.333-3x that of the Company’s market capitalization. If a constituent company falls outside of the required market capitalization range, the company shall be excluded from the Peer Group as of the next time the Peer Group is reviewed and approved.
c.	If the Consultant recommends removal of a constituent company from the Peer Group for any reason, the constituent company shall be removed from the Peer Group.
d.	The Compensation Committee shall evaluate Non-Employee Director compensation on an annual basis and make a recommendation to the Board, even if (1) the Consultant is not recommending a compensation adjustment, modification, update or new award that year and/or (2) the Compensation Committee determines that it will not adjust, modify, or update the non-employee directors’ compensation or make a new award that year. A summary of the Board’s review of the Compensation Committee’s recommendation shall be reflected in the Board minutes where such recommendation was discussed.

Restriction Period & Amendment

The Board may not amend, modify, or terminate this Policy through December 31, 2027.